UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2014

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-33393	94-3306718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

4800 Montgomery Lane, Suite 800, Bethesda, Maryland	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(240) 497-9024

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

Purchase Agreement

On August 13, 2014, Northwest Biotherapeutics, Inc. (the “Company”) entered into a Purchase Agreement with Oppenheimer & Co. Inc., (the “Initial Purchaser”), with respect to the Company’s issuance and sale of $17.5 million aggregate principal amount of the Company’s 5.00% Convertible Senior Notes due 2017 (the “Notes”). The Company previously announced the pricing of the Notes on August 14, 2014.

The initial investors have a 3 month right to purchase an additional 30% of the aggregate principal amount of the Notes on the same terms and conditions as the initial purchase.

The Purchase Agreement includes customary representations and warranties. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchaser against certain liabilities.

The offering of the Notes was completed on August 19, 2014. The Company will file the related documents as exhibits to a subsequent Form 8-K.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under the heading “Purchase Agreement” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company offered and sold the Notes to the Initial Purchaser in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, for resale by the Initial Purchaser to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied on this exemption from registration based in part on representations made by the Initial Purchaser in the Purchase Agreement. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of common stock.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Purchase Agreement dated August 13, 2014, by and between Northwest Biotherapeutics, Inc. and Oppenheimer & Co. Inc.

99.1	Press release dated August 14, 2014.

99.2	Press release dated August 19, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

Date: August 19, 2014	/s/ Linda Powers
Linda Powers, Chief Executive Officer and Chairman